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Analogic Corporation Provides Update on the Status of its Financial Statements

Analogic will restate some historical financial statements

At least $14,000,000 of previously announced fiscal 2004 revenues expected to be deferred

PEABODY, MA (December 13, 2004) – Analogic Corporation (NASDAQ: ALOGE), a designer and manufacturer of high precision health and security imaging equipment, today provided an update on the status of its financial statements.

Analogic has previously reported that, in the course of preparing its Annual Report on Form 10-K for the fiscal year ended July 31, 2004, Analogic further evaluated certain information leading it to question whether appropriate software revenue recognition procedures had been followed in all cases by its Camtronics Medical Systems subsidiary, a supplier of advanced cardiac information management systems. Analogic has been conducting a review of Camtronics transactions and the revenue recognition procedures followed. This review has led to a delay in the completion of Analogic’s financial statements for the fiscal year ended July 31, 2004 and for the quarter ended October 31, 2004. While those financial statements have not yet been completed, Analogic is in a position to provide an update on the financial statements and related matters.

Form 10-Q for Quarter Ended October 31, 2004

Due to this review and the resultant delay in the completion of its financial statements, Analogic did not file its Quarterly Report on Form 10-Q for the quarter ended October 31, 2004 by the December 10, 2004 due date. Analogic will today file a Form 12b-25 (Notification of Late Filing) with the SEC reporting this filing delinquency.

Restatement of Prior Financial Statements

In addition, Analogic has concluded that it will have to restate certain of its historical financial statements to reflect the appropriate accounting treatment for some of the Camtronics transactions that have been under review. These restatements will primarily involve a deferral of Camtronics’ revenues and associated costs from the fiscal period in which they were originally recorded to subsequent fiscal periods. Analogic had previously announced in its press release dated September 22, 2004 that revenues for the fiscal year ended July 31, 2004 (“fiscal 2004”) were $370.8 million. It has now concluded that the revenues reflected in its audited financial statements that will be filed as part of its Annual Report on Form 10-K for fiscal 2004 will be less than $370.8 million. In addition, Analogic has determined that it will have to restate its financial statements for each of the first three quarters of fiscal 2004. While Analogic has not completed the preparation of its financial statements for fiscal 2004, it currently estimates that its revenues for fiscal 2004 will be at least $14 million lower than the previously announced $370.8 million. Analogic is still evaluating issues affecting certain Camtronics’ transactions that may result in additional changes to its fiscal 2004 revenues. Investors should no longer rely on Analogic’s prior earnings releases or financial statements for fiscal 2004 and the interim periods within fiscal 2004.

Analogic is also currently assessing whether some of these same Camtronics revenue recognition issues will require it to restate its financial statements for periods prior to fiscal 2004.

Analogic will issue another press release describing its conclusions with respect to the need to restate prior periods, as well as additional information on its results of operations for fiscal 2004 and, if applicable, prior periods, once it has completed its analysis of those matters.

Any restatements that have to be made are required due to the incorrect application of software revenue recognition procedures with respect to certain Camtronics transactions. Under software revenue recognition rules, Camtronics is not permitted to recognize revenue on a multiple-element software arrangement until such time as Camtronics has delivered or performed all elements of the arrangement. Although in the case of a majority of the Camtronics transactions underlying the restatement Camtronics has delivered and the customer has paid for the software, Camtronics is prohibited from recognizing any revenue from the transaction because some element of the transaction – such as the delivery of a software upgrade or the performance of customization or data migration services – has not been delivered or performed. Analogic believes that all of the Camtronics transactions in question represent bona fide customer sales, and that the revenue that has been reversed as part of these restatements will be recognized in future fiscal periods.

NASDAQ Delisting Notice and Appeal

Analogic announced on November 2, 2004 that it had received a notice from The NASDAQ Stock Market that Analogic was not in compliance with the NASDAQ requirements for continued listing as a result of its failure to file its Annual Report on Form 10-K for fiscal 2004 with the SEC, and that its common stock is therefore subject to delisting from The NASDAQ National Market. As permitted by NASDAQ rules, Analogic appealed the decision to delist its common stock; its common stock will remain listed on the NASDAQ National Market pending the outcome of that appeal. As part of the appeal, Analogic requested an extension until January 31, 2005 to file both its Annual Report on Form 10-K for fiscal 2004 and its Quarterly Report on Form 10-Q for the quarter ended October 31, 2004. A hearing on that appeal was held before a NASDAQ Listing Qualifications Panel on December 9, 2004, but a decision has not yet been rendered. Analogic can provide no assurances that the NASDAQ Listing Qualifications Panel will grant Analogic’s request for the filing extension. Analogic is working diligently to complete the preparation of its financial statements for fiscal 2004 and the quarter ended October 31, 2004 and to file its Annual Report on Form 10-K and Quarterly Report on Form 10-Q as promptly as possible. If its request for an extension until January 31, 2005 is granted, Analogic believes that it will be able to complete and file those reports by that date.

This press release contains statements regarding future events or circumstances that involve risks and uncertainties. Those statements are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995 and are made pursuant to the safe harbor provisions of that Act. Investors are cautioned that those forward-looking statements may differ materially from actual future events or circumstances as a result of various important factors, including those referred to under the heading “Business Environment and Risk Factors” in Analogic ‘s most recent Quarterly Report on Form 10-Q on file with the SEC, as well as unforeseen issues encountered in the completion of Analogic ‘s review of Camtronics transactions, Analogic’s completion of its financial statements for fiscal 2004 and the first quarter of fiscal 2005, and PricewaterhouseCoopers’ audit of the fiscal 2004 financial statements and review of the quarterly financial statements. In addition, the forward-looking statements included in this press release represent Analogic’s views as of the date of this press release. Analogic anticipates that subsequent events and developments may cause its views to change. However, while Analogic may elect to update those forward-looking statements at some point in the future, Analogic specifically disclaims any obligation to do so. Those forward-looking statements should not be relied upon as representing Analogic’s views as of any date subsequent to the date of this press release.